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                                                                    Exhibit 10.6





                        This EMPLOYMENT AGREEMENT (this "Agreement") is made and
                  entered into as of December 3, 2001, between Asbury Automotive Group L.L.C., a Delaware limited liability company (the "Company"), and Kenneth Gilman, an individual resident of the State of Ohio (the "Executive").


            WHEREAS the Company wishes to employ Executive, and Executive wishes to accept such employment, on the following terms and conditions, effective as of December 3, 2001.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

            SECTION 1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

            SECTION 2. TERM. The employment of Executive pursuant hereto shall commence on the date hereof (the "Commencement Date") and shall remain in effect until December 31, 2004, unless terminated pursuant to Section 15. The period of time between the Commencement Date and the termination of this Agreement pursuant to its terms is herein referred to as the "Term". The "Term" shall also include any Renewal Term (as defined in Section 12(c)).

            SECTION 3. DUTIES AND EXTENT OF SERVICE. (a) During the Term, Executive shall serve as a member of the Board of Directors of the Company (the "Board of Directors") and as President and Chief Executive Officer of the Company and, in addition, in such other executive capacity or capacities for the Company, as may be commensurate with Executive's seniority and experience and as determined by the Board of Directors.

            (b) Executive shall report directly and exclusively to the Board of Directors, and no other executive officer shall be appointed with authority over the business operations of the Company superior to that of Executive. No other officer, except for the Company's Chief Financial Officer, shall report directly to the Board of Directors. During the Term, the Company shall use its reasonable best efforts to ensure that Executive is elected and re-elected as a director of the Company.

            (c) The Executive shall perform such services and duties for the Company as are customarily performed by an executive in Executive's position at a business such as the Company's business and as the Board of Directors may assign or delegate to him from time to time. Executive shall devote his full business knowledge, skill, time and best efforts exclusively to the performance of his duties for the Company and the promotion of its

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interests; PROVIDED, HOWEVER, that Executive shall be entitled to (i) engage in civic and charitable activities, (ii) manage passive personal investments, and
(iii) with the consent of the Board of Directors (which shall not be unreasonably withheld), serve on the board of directors of corporations not in competition with the Company and (iv) comply with his continuing obligations under his Separation Agreement with The Limited, Inc. dated August 27, 2001 (the "Limited Agreement"); PROVIDED FURTHER that none of the foregoing activities shall, individually or in the aggregate, interfere with Executive's ability to devote the requisite time and effort to the performance of his duties and responsibilities under this Agreement. Executive's duties hereunder shall be performed at the Company's Stamford, Connecticut headquarters or at such other place or places as the interests, needs, businesses or opportunities of the Company shall require, provided that such location is not more than one hour driving distance from Columbus Circle, Manhattan, New York.

            SECTION 4. BASE SALARY. During the Term, Executive shall be paid a base salary (the "Base Salary") at a rate of $750,000 per annum, payable in arrears in equal monthly installments. The Board of Directors shall annually review Executive's Base Salary and may increase (but not decrease) such Base Salary in its sole discretion.

            SECTION 5. INCENTIVE COMPENSATION. During the Term, Executive shall be entitled to earn an annual bonus, on a calendar year basis commencing with the year 2002, ("TARGET BONUS") of up to one times his Base Salary if the Company achieves specified objectives (the "TARGETS") established by the Board of Directors no later than January 31 of each such year after consultation with the Executive. Such Targets shall be substantially similar to those Targets established for purposes of computing annual bonuses for other senior officers of the Company. If the Company's performance exceeds the Targets, Executive shall be entitled to receive an additional annual bonus of up to one times his Base Salary (the "ADDITIONAL BONUS"). The Board of Directors shall, after consultation with the Executive, prescribe a schedule setting forth the percentage of the Additional Bonus Executive shall earn based on the performance of the Company in excess of the Targets. On or about December 15 of each year, the Company shall pay Executive 80% of the Target Bonus and Additional Bonus that the Board of Directors determines in good faith is likely to be earned by Executive with respect to that year (the "Tentative Bonus"). The Board of Directors shall determine the actual Target Bonus and Additional Bonus earned by Executive with respect to the year described in the preceding sentence no later than 30 days after delivery to the Board of Directors of audited financial statements for the Company for the relevant calendar year (the "Actual Bonus"). If the Tentative Bonus paid to Executive is less than the Actual Bonus, the Company shall promptly pay Executive the difference. If the Tentative Bonus paid to Executive is more than the Actual Bonus, the Company shall recover the amount of the overpayments from other payments due Executive, including, without limitation, Executive's Base Salary.

            SECTION 6. FRINGE BENEFITS. (a) During the Term, Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans (such as pension and profit sharing plans) as the Company shall maintain for the benefit of senior executives generally, on the terms and subject to the conditions set forth in such plans. The Company shall either waive any waiting period applicable to Executive under its medical plan or reimburse Executive for Executive's

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cost to continue medical coverage with Executive's prior employer during such waiting period. Until June 30, 2002, the Company shall provide Executive private round trip air transportation once per week from the New York City metropolitan area to Columbus, Ohio. During the Term, the Company will either obtain or reimburse Executive the costs associated with obtaining $2,500,000 in term life insurance protection on Executive's life.

            (b) The Company shall reimburse Executive for the reasonable and customary broker's fee incurred in connection with obtaining an apartment in New York City (the "Temporary Apartment") and for the rent of such Temporary Apartment (not to exceed $7,500 per month) for the lesser of one year from the date hereof or the period reasonably required by Executive to acquire a permanent residence in the New York City metropolitan area (the "Permanent Residence"). The Company shall reimburse Executive for (i) the reasonable costs incurred in connection with relocating a portion of his belongings to the Temporary Apartment and for relocating the remainder of his belongings to the Permanent Residence and (ii) for the reasonable and customary broker's commission (not to exceed 6%) incurred in connection with the sale of Executive's primary residence in Ohio.

            (c) The Company shall gross up Executive for any income taxes imposed on (i) the provision of round trip airfare described in Section 6(a) and
(ii) the benefits provided by the Company pursuant to Section 6(b).

            SECTION 7. EXPENSES; VACATION. Upon the receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly in accordance with the Company's policies and procedures for all reasonable expenses incurred by Executive in connection with Executive's duties and responsibilities hereunder. During the Term, the Company shall also reimburse Executive up to $1,500 per month to lease an automobile. Executive shall be entitled to four weeks paid vacation per year.

            SECTION 8. EQUITY INVESTMENT. On or before January 31, 2002, Executive may elect to make an investment (the "Equity Investment") of up to $4,000,000 in the Company. On the date on which such investment is made, Executive will receive membership interests (the "Membership Interest") representing his ownership interest in the Company and will enter into the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 1, 2000, as amended from time to time (the "LLC Agreement") in accordance with the terms of Section 4.06 of the LLC Agreement. The Membership Interest shall be subject to all terms of the LLC Agreement other than Section
4.04. The Board of Directors will determine Executive's percentage of the total membership interests in the Company on the date that the Equity Investment is made by dividing (a) the amount of the Equity Investment by (b) the sum of $529,000,000 and the amount of the Equity Investment. Pursuant to Section 8.05 of the LLC Agreement, the Executive is granting an irrevocable proxy, which shall be deemed coupled with an interest, to the Company to vote his Membership Interest.

            SECTION 9. OPTIONS. (a) As of the date hereof, the Company grants Executive an option (the "LLC Options") to purchase the Applicable Amount of Membership Interests (as defined below) at the Applicable Strike Price (as defined below). The

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Applicable Amount of Membership Interests means 2.5% of the amount of Membership
Interests outstanding as of the date hereof and the Applicable Strike Price means $13,225,000. The LLC Options shall (i) have a five year term and (ii) vest ratably on each of the first three anniversaries of the date hereof and shall vest entirely immediately prior to a Change in Control. Vested LLC Options shall not be exercisable until the earliest of (A) the time immediately prior to a Change in Control, (B) termination of the Executive's employment by the Company without Good Cause, (C) termination of the Executive's employment by the Executive for Good Reason, (D) termination of Executive's employment due to death or Total Disability or (E) the second anniversary of the date hereof. The unexercised portion of the LLC Options shall immediately terminate and be of no further force or effect upon the earliest of (I) the termination of Executive's employment by the Company for Good Cause, (II) termination of the Executive's employment by Executive without Good Reason, (III) the date of an initial public offering involving the Company (the "IPO") or (IV) a Change in Control. In the event of the termination of Executive's employment for any reason other than one described in clause (I) or (II) of the preceding sentence, the vested portion of the LLC Options shall terminate on the later of the expiration of the Put Right (as defined in Section 14(b)) or the purchase of the vested LLC Options pursuant to Section 14(d) if the call right described in Section 14(a) or the Put Right has been exercised. The unvested portion of the LLC Options shall immediately terminate upon the termination of Executive's employment for any reason. Prior to exercise, the LLC Options shall be subject to Section 7.03 of the LLC Agreement. In addition, in the event the Company determines that the exercise of an LLC Option could cause any adverse tax effect to the Company or its members, Executive and the Company shall negotiate in good faith to amend this Agreement to restructure the LLC Options and related Membership Interests so as to mitigate such tax effect to the extent possible while keeping Executive in substantially the same economic position. As a condition to receiving Membership Interests upon exercise of all or a part of the LLC Options, Executive shall enter into the LLC Agreement with respect to such Membership Interests. Except as provided herein, the LLC Options shall be otherwise subject to the terms of a customary stock option plan of a private company

            (b) If Executive is employed by the Company on the date of the IPO,
(i) Executive shall receive options (the "Initial Grant Options") to purchase the Applicable Number of Shares (as defined below) of common stock ("Common Stock") of the corporation into which the Company was converted for the purpose of consummating such IPO and (ii) Executive shall have the right to allocate (subject to the approval of the Board of Directors) to other members of senior management of the Company options ("Management Options") to purchase up to an additional 2.5% of the shares of Common Stock that are outstanding immediately before consummation of the IPO. The Applicable Number of Shares means the product of (A) 2.5% of the number of shares of Common Stock outstanding immediately before consummation of the IPO and (B) a fraction the numerator of which is the Applicable Amount of Membership Interests still subject to the LLC Options at the time such LLC Options were canceled in connection with the IPO or a prior Change in Control, as applicable, and the denominator of which is the Applicable Amount of Membership Interests originally subject to the LLC Options. The strike price of the Initial Grant Options and Management Options shall be determined by the Board of Directors by dividing (i) the sum of (A) $529,000,000 and (B) the amount of any additional equity invested in the Company (including the Equity Investment and due to the exercise of any LLC Options) from the date

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hereof to the date immediately before the IPO, by (ii) the number of shares of
Common Stock outstanding immediately before the consummation of the IPO.

            (c) If Executive is employed by the Company on the second anniversary of the IPO, Executive shall receive additional options (the "Additional Options") to purchase the number of shares of Common Stock equal to the lesser of (i) 0.5% of the number of shares of Common Stock outstanding on such date or (ii) $5,000,000 divided by the Fair Market Value (defined below) of a share of Common Stock on such date. The strike price of the Additional Options shall be the Fair Market Value of a share of Common Stock. For purposes of this
Section 9(b), "Fair Market Value" of a share of Common Stock means the average daily trading price of a share of Common Stock for the six month period commencing three months prior to the date of grant of the Additional Options and ending three months after such date of grant.

            (d) The Initial Grant Options, Management Options and Additional Options (i) shall each have a five year term and shall vest and become exercisable ratably on each of the first three annual anniversaries of (A) the date hereof in the case of the Initial Grant Options, (B) the later of the date hereof or the date the applicable optionee is first employed by the Company in the case of the Management Options or (C) the date of grant in the case of the Additional Options, and (ii) shall, except as otherwise provided in this Agreement, be otherwise subject to the terms of a customary stock option plan of a public company. To the extent Executive cannot sell the Common Stock delivered pursuant to the exercise of the Options under federal securities laws without an effective registration statement, Company shall grant Executive the right to require the Company (at the Company's expense) to register such shares under applicable federal securities laws (the "Registration Right"). Executive may exercise the Registration Right once beginning on the second anniversary of the IPO. The terms and conditions of the Registration Right shall be customary for the private equity industry; PROVIDED THAT the Company shall use its commercially reasonable efforts to cause such registration to be effective within 90 days of Executive's exercise of the Registration Right; and PROVIDED FURTHER Executive may not exercise the Registration Right at any time underwriters to the Company believe such exercise would adversely affect any offering of securities issued by the Company.

            SECTION 10. NONCOMPETE AND NONSOLICITATION. During the Term and for two years thereafter (one year in the case of a termination described in Section 12(b)), Executive shall not directly or indirectly (other than as an employee of or consultant to the Company):

            (a) accept employment with, or render services to, any Competing Business (defined below) or solicit business on behalf of any Competing Business from any customers or clients of the Company or its affiliates.

            (b) solicit, recruit or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive's date of termination) or encourage any such employee to terminate employment with the Company.

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            For purposes of this Agreement, "Competing Business" means any corporation, partnership, sole proprietorship or other entity that engages in activities or businesses within the United States that are substantially in competition with the Company or any of its controlled affiliates.

            Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a Competing Business; PROVIDED, HOWEVER, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a Competing Business; PROVIDED, HOWEVER, that, for a period of two years from the date hereof, Executive shall not engage in any activities described in Section 10(a) or (b) even if otherwise permitted hereby, except to the extent Executive engages in such activities as of the date hereof.

            If a judicial determination is made that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 10 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Moreover, notwithstanding the fact that any provision of this Section 10 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Executive's breach of such provision.

            Executive agrees that the provisions of this Section 10 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

            SECTION 11. NONDISCLOSURE. The parties hereto agree that during the course of his employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company's Confidential Information (defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company. Accordingly, Executive agrees to the nondisclosure covenants in this Section 11. Executive represents that his experience and capabilities are such that the provisions of Section 10 and this Section 11 will not prevent him from earning his livelihood. Executive agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED, HOWEVER, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any affiliate, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

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            For purposes of this Agreement, "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products or services and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.

            SECTION 12. SEVERANCE. (a) If Executive's employment is terminated for any reason, in addition to the other applicable benefits set forth in this
Section 12, Executive shall be entitled to receive his Base Salary through the date of his termination and any Target Bonus or Additional Bonus earned in a previous year that has not yet been paid (the "Accrued Obligations"). If Executive's employment is terminated (i) by the Company for Good Cause, (ii) by Executive without Good Reason, or (iii) due to Executive's death or Total Disability (defined below), Executive shall not be entitled to any additional severance or termination pay.

            (b) (i) In addition to the Accrued Obligations, if Executive's employment hereunder is terminated pursuant to Section 15 (i) by Executive for "Good Reason" or (ii) by the Company for any reason other than for (A) "Good Cause" or (B) the occurrence of the death or Total Disability of Executive, the Company shall pay to Executive (after execution and delivery by Executive of a Termination Release (defined below) as severance pay:

                  (A) a lump sum cash payment in the amount of 200% of the
            present value, as of the date of such termination, of his current Base Salary, said present value to be determined in good faith by the Board of Directors based on an assumption that such amount would be paid over a 24 month period, using the Prime Rate reported by JP Morgan Chase Manhattan Bank as of the close of business on the date of such termination; and

                  (B) an amount equal to the total bonus, if any, actually
            earned by Executive pursuant to Section 5 for the year preceding the year in which such termination occurred, provided that if termination occurs on or before December 31, 2002, the amount payable under this paragraph (B) shall be $750,000.

                  (ii) Payment of such severance pay will be made in a lump sum within 30 days of such termination.

            (c) If Executive has indicated his desire to renew this Agreement and the Company fails to deliver notice within two (2) months prior to the expiration of the Term (or two (2) months prior to the expiration of any Renewal
Term) of its intention to renew this Agreement for an additional year (a "Renewal Term"), (i) Executive's employment shall terminate at the end of the original Term (or the Renewal Term if this Agreement has

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previously been renewed) and (ii) the Company shall pay to Executive (in addition to the Accrued Obligations) within 30 days of such termination (after execution and delivery by Executive of a Termination Release as defined above) as severance pay a lump sum cash payment in the amount of 100% of Executive's current Base Salary, plus an amount equal to the total bonus, if any, earned by Executive pursuant to Section 5 for the year preceding the year in which the Term expires.

             (d) For purposes of this Agreement, the following terms shall have the meaning set forth below:

                  (i) "Good Cause" shall mean a finding by the Board of Directors, after notice and an opportunity for Executive to be heard with counsel, that any of the following has occurred:

                  (A) Executive is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement;

                  (B) Executive has wilfully engaged in a fraudulent act to the damage or prejudice of the Company or any affiliate;

                  (C) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties to the Company that (x) results in damage or prejudice to the Company or any affiliate or (y) is not corrected by Executive within 30 days after written notice from the Company of such act or omission;

                  (D) Executive otherwise wilfully fails to comply in any
            material respect with the terms of this Agreement or deviates in any material respect from any reasonable written policies or reasonable directives of the Board of Directors and, within 30 days after written notice from the Company of such failure or deviation, Executive has not corrected such failure; or

                  (E) the representation provided by Executive in Section 21(b)
            is not true and accurate in all material respects.

                  (ii) "Good Reason" shall mean a termination of employment by Executive within 40 days following:

                  (A) any material breach by the Company of its obligations
            under this Agreement;

                  (B) Executive's removal from the Board of Directors or the failure to elect, or re-elect, Executive as a member of the Board of Directors, except in connection with the termination of Executive's employment for Good Cause;

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                  (C) any substantial diminution in Executive's duties or
            responsibilities set forth herein, except in connection with the termination of Executive's employment for Good Cause;

                  (D) Executive no longer reports directly to the Board of
            Directors, except in connection with the termination of Executive's employment for Good Cause; or

                  (E) the existence of a direct reporting relationship between the Board of Directors and any employee of the Company other than Executive or the Company's Chief Financial Officer;

                  (F) provided that (A) Executive shall have given the Company written notice of the circumstances constituting Good Reason and the Company shall have failed to cure such circumstances within 30 days (five (5) business days in the event of wilful failure to make a Base Salary payment), and (B) Executive shall not have directly caused the occurrence constituting "Good Reason" through the exercise of his authority as an officer of the Company.

                  (iii) "Total Disability" means the failure of Executive to perform his normal required services hereunder for a period of three consecutive months during the Term by reason of Executive's mental or physical disability, as determined by an independent physician selected by the Company who is reasonably satisfactory to Executive.

                  (iv) "Termination Release" means an irrevocable agreement releasing any and all claims against the Company, its affiliates and their directors and employees, other than claims for indemnification under Article XI of the Company's Third Amended and Restated Operating Agreement or similar provisions hereafter adopted that do not reduce the Executive's level of protection).

            SECTION 13. CHANGE IN CONTROL. (a) In the event of a Change in Control, (i) all unvested Options held by Executive shall immediately vest and remain exercisable through the date specified in the applicable option agreement and (ii) the provisions of Section 12(b)-(c) shall terminate and, in lieu of any current or future obligations under Section 12, the Company shall pay Executive a lump sum cash payment in the amount of 299% of the average annual cash compensation actually paid to Executive by the Company pursuant to Sections 4 and 5 over the shorter of (A) Executive's period of employment with the Company or (B) the five full calendar years preceding Executive's termination of employment. If Executive has not been employed by the Company for five full calendar years, any cash compensation paid to Executive for the 2001 calendar year pursuant to Section 4 shall be annualized to determine the average annual cash compensation actually paid to Executive. If Executive's employment hereunder is terminated pursuant to Section 12(b) during the three-month period preceding a Change in Control, Executive shall be entitled to the benefits described in this Section 13(a) less any benefits provided to Executive under
Section 12(b).

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            (b) Notwithstanding anything to the contrary contained herein, if the accelerated vesting of the Options in connection with a Change in Control causes Executive to be subject to any excise tax (the "Excise Tax") imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, then
(i) the vesting of such Options shall not be accelerated to the extent necessary to avoid imposition of such Excise Tax and (ii) the Options shall continue to vest in accordance with their terms; PROVIDED THAT (A) if Executive's employment is terminated by the Company (or its successor) for Good Cause after the Change in Control, the vested Options shall immediately terminate and (B) if Executive's employment is terminated after the Change in Control for any other reason, the unvested Options shall continue to vest so long as Executive complies with the terms of Sections 10 and 11.

            (c) In the event a Change in Control is consummated for cash or other property other than the securities of the acquiring company (or its parent), the Company and Executive shall cooperate in good faith to structure a payout of any unvested Options over the time period such Options would have vested under Section 13(b), above.

            (d) "Change in Control" means (I) Ripplewood Holdings, L.L.C. and Freeman Spogli & Co. Incorporated (or their affiliates) (the "Major Investors") cease to have the right and power to designate the directors constituting a majority of the Board of Directors, (II) any person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the date hereof), other than the Major Investors or any group including either of the Major Investors, shall have acquired directly or indirectly a greater beneficial ownership of the membership interests of the Company than that beneficially owned by the Major Investors or (III) the Company disposes of all or substantially all its assets to any entity other than an entity with respect to which (A) the Major Investors have the right and power to designate a majority of the board of directors thereof (or similar body if the entity is not a corporation) or (B) the Major Investors beneficially own (directly or indirectly) a greater percentage of the voting securities of such entity that is owned by any other person or group (as defined in (II), above).

            SECTION 14. OPTIONS TO PURCHASE AND SELL THE LLC INTERESTS. (a) If, prior to the IPO, Executive's employment is terminated for any reason, the Company shall have an option to purchase from Executive all or any portion of Executive's Membership Interest and/or vested LLC Options at a purchase price equal to the Fair Market Value, determined in accordance with Section 14(d) as of the date of such termination. The Company shall, within 90 days of such date of termination, give notice in writing to Executive of its election to exercise or not to exercise such option, which notice shall set forth the portion, if any, of Executive's Membership Interest or vested LLC Options that the Company elects to purchase. The Company may assign its rights under this Section 14 to any person.

            (b) If the Company has failed to exercise its option to purchase the Executive's Membership Interest or vested LLC Options pursuant to Section 14(a) or has exercised such option with respect to less than all of Executive's Membership Interest or vested LLC Options, Executive shall have the right to sell to the Company (the "Put Right") all, but not less than all, of Executive's Membership Interest and vested LLC Options, at a purchase price equal to the Fair Market Value, determined in accordance with Section 13(d)

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as of the date of such termination. Executive shall within 15 days after the expiration of the Company's option give notice in writing to the Company of his election to exercise or not to exercise the Put Right.

            (d) The purchase of Executive's Membership Interest and/or vested LLC Options or any portion thereof shall take place at the principal office of Ripplewood Holdings, L.L.C., currently located at One Rockefeller Plaza, New York, New York, on the date specified by the Company (not later than the later of the twentieth business day following the receipt by Executive or the Company, as the case may be, of the required notice from the Company or Executive, as the case may be, and the satisfaction of any legal requirements to the purchase of Executive's Membership Interest or vested LLC Options). The consideration for the purchase of Executive's Membership Interest or vested LLC Options or any portion thereof shall be paid by delivery to Executive of a certified or bank check made payable to Executive or by wire transfer of immediately available funds to a bank account designated by Executive, against delivery of certificates or other instruments representing any portion of Executive's Membership Interest or vested LLC Options so purchased, appropriately endorsed by Executive, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature.

            (e) For purposes of this Agreement, "Fair Market Value" shall be the fair market value of Executive's Membership Interest as of the applicable date specified in this Section 14 as determined in good faith by the Board of Directors (without any minority in interest discount or discount for transfer restrictions on Executive's Membership Interest). In making a determination of such Fair Market Value, the Board of Directors shall give due consideration to such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of the Company and its affiliates in recent periods, potential value of the Company and its affiliates as a whole, the future prospects of the Company and its affiliates and of the industries in which they compete, the history and management of the Company and its affiliates, the general condition of the securities markets and the fair market value of securities of privately owned companies engaged in businesses similar to those of the Company and its affiliates, if any. The Fair Market Value of vested LLC Options shall be equal to the Fair Market Value of the underlying Membership Interests (as determined above) minus the applicable exercise price. The Fair Market Value as determined in good faith by the Board of Directors shall be binding and conclusive upon Executive. The Board of Directors shall deliver to Executive a written statement of assumptions and calculations used to determine Fair Market Value hereunder.

            SECTION 15. TERMINATION; SURVIVAL. This Agreement may be terminated
(a) by the Company (i) upon the death or Total Disability (as defined in Section
12) of the Executive, (ii) for Good Cause or (iii) for any other reason upon 30 days notice to the Executive or (b) by the Executive (i) for Good Reason or (ii) for any reason upon 30 days written notice to the Company. Notwithstanding the foregoing, Sections 10, 11, 14 and 17 and, if Executive's employment terminates in a manner giving rise to a payment under Section 12, Section 12 shall survive the termination of this Agreement.

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                                                                              12


            SECTION 16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            SECTION 17. RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in New York City, New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the mediation, arbitration or litigation.

            SECTION 18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            SECTION 19. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

            SECTION 20. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

            SECTION 21. MISCELLANEOUS. (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the others, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company whether by merger, consolidation, sale of assets or otherwise and reference herein to the Company shall be deemed to include any such successor or successors.

            (b) Executive represents and warrants that (i) he is not subject to any agreement, understanding or limitation that could hinder or impair Executive's ability to perform his duties hereunder and (ii) Executive's entry into, and performance of his obligations under, this Agreement will not interfere or otherwise violate any other agreement to which Executive is a party or is bound, including, without limitation, the Limited Agreement.

            (c) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

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                                                                              13


            (d) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive's employment by the Company and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive's employment by the Company. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought. In the event of any conflict between the terms of this Agreement and the terms of the LLC Agreement, this Agreement will control.

            (e) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

            If to the Company:      Asbury Automotive Group, L.L.C.
                                    c/o Ripplewood Holdings L.L.C.
                                    One Rockefeller Plaza, 32nd Floor
                                    New York, NY 10020

                                    Attn: Ian Snow



            If to Executive:        360 Columbia Avenue
                                    Columbus, OH 43209

            With a copy to:         David Rosen, Esq.
                                    Herrick, Feinstein LLP
                                    2 Park Avenue
                                    New York, NY 10016







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                                                                              14




            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          ASBURY AUTOMOTIVE GROUP L.L.C.

                                          by   /s/ Ian Snow
                                               ---------------------------------
                                               Name: Ian Snow
                                               Title:  Director



                                               /s/ Kenneth B. Gilman
                                               ---------------------------------
                                               Kenneth B. Gilman